Exhibit 10.4

[Date]

[Name of Prospective Employee]

[Street Address of Prospective Employee]

[City, State Zip of Prospective Employee]

Dear [Name of Prospective Employee],

On behalf of Onconova Therapeutics, Inc. (the “Company”), we are pleased to present you with this offer of at-will employment. This letter agreement (“Offer Letter”) shall become effective upon the Closing (as defined in that certain Agreement and Plan of Merger, by and among the Company and Trawsfynydd Therapeutics, Inc., a Delaware corporation, and the other signatories thereto). The date on which this Offer Letter becomes effective is referred to herein as the “Effective Date.” In the event that the Closing does not occur, this Offer Letter shall be null and void ab initio, and neither party hereto shall have any liability or obligation hereunder.

The details of your offer are as follows:

Title:

Reports to: [Chief Executive Officer of the Company]

Job Classification: [Full-Time/Part-Time]

FLSA Classification: Exempt

Base Salary: You will receive a base salary of $[Salary] per year, which will be paid in accordance with the Company’s payroll practices.

Discretionary Bonus: You shall be eligible to receive a discretionary annual bonus, as determined by the Board of Directors of the Company (“Board”) or the Compensation Committee of the Board in its sole discretion (“Annual Bonus”). Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that in no event will your Annual Bonus, if any, be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates. Any Annual Bonus may be paid in the form of cash, stock options, shares of the Company’s common stock, or a combination thereof, at the Board’s or the Compensation Committee’s discretion.

Equity Awards. Subject to the approval of the Compensation Committee, as an inducement for you to join the Company in the role of [Title] and agree to the restrictive covenants set forth below, you will be granted [Number] restricted stock units, subject to the terms of the restricted stock unit agreement for inducement grants provided by the Company (“Restricted Stock Units”). The Restricted Stock Units will vest as to 25% on the first anniversary of the Effective Date and the remainder will vest in substantially equal annual installments for three years thereafter. The Restricted Stock Units are intended to be inducement awards under Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules and will be granted outside of the Onconova Therapeutics, Inc. 2021 Incentive Compensation Plan (the “Plan”). Although granted as inducement awards outside of the Plan, the Restricted Stock Units shall be subject to the terms of the Plan as if issued thereunder. In addition, you will be eligible to receive annual equity awards as part of the Company’s overall bonus program.

Employee Benefits. During your employment, you may be eligible to participate in any employee benefit plans or programs of the Company that are made generally available from time to time by the Company to similarly situated employees, in accordance with the terms of the applicable plans and programs. Nothing in this Offer letter shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after your start date.

All compensation payable and other benefits provided under this Offer Letter shall be subject to customary and legally required withholding for income and other employment taxes. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Offer Letter.

Your employment with the Company would be at-will, which means that it may be terminated at any time by either you or the Company, and will be subject to the Company’s applicable employment requirements and other policies, procedures and guidelines of the Company.

If you have not already done so, you must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and by accepting this offer of employment, you represent that you are not under any obligation to a third party that would prevent you from performing the duties of your position with the Company. You further acknowledge and agree that you are not being asked to, and you agree not to bring any third-party confidential or proprietary information or trade secrets to the Company, including that of any former employer, or put such information onto Company systems, and that in performing your duties for the Company you will not in any way utilize such information.

[The Company's expectation is that you will devote your full business time and attention to your role with the Company, and that you will not maintain any employment or work, including as a consultant or independent contractor for any third party (including the continuation of any consulting work that predates your hire by the Company), outside of the Company without written approval of an authorized representative of the Company.]

This job offer is also contingent upon your agreement to the [Intellectual Property And Non-Disclosure Agreement], attached hereto as Exhibit A. As a condition of employment, you will be required to sign the [Intellectual Property And Non-Disclosure Agreement] before you start work. In addition, you are expected to comply with all applicable employment requirements and other policies, procedures and guidelines of the Company.

This Offer Letter and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

On your first day of work with the Company, you will need to complete a standard employment application (if you have not yet completed one), IRS Form W-4, and relevant paperwork (Form I-9) to satisfy U.S. Department of Homeland Security requirements. You will need to supply documentation of both your identity and your eligibility for employment in the United States.

As an indication of your acceptance, please sign and return this letter to [Name], [Title] on or before [Date].

We are excited to have you join our team!

_________

_________,

Accepted:

[Name of Prospective Employee]

Dated: _________